Exhibit 4.1

Alaia Capital, LLC

10 Corbin Drive

Darien, Connecticut 06820

July 31, 2020

m+ Growth 300 Fund, m+ funds Trust, Series 3-4

c/o The Bank of New York Mellon, as Trustee

2 Hanson Place, 12th Floor

Brooklyn, New York 11217

Re:	m+ funds Trust, Series 3-4 (the “Trust”)

Ladies and Gentlemen:

We have examined Amendment No. 1 to the Registration Statement (File No. 333-239235) for the above captioned Trust. We hereby consent to the use in the Registration Statement of the references to Alaia Capital, LLC as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Very truly yours,

Alaia Capital, LLC

By:	/s/ Oscar Loynaz
Name: Oscar Loynaz
Title: Managing Director